Exhibit 99.1

October 31, 2011

Contacts:
JOHN H. PELUSI JR.	GREGORY R. CONLEY	MYRA F. MOREN
Chief Executive Officer	Chief Financial Officer	Director, Investor Relations
(412) 281-8714	(412) 281-8714	(713) 852-3500
jpelusi@hfflp.com	gconley@hfflp.com	mmoren@hfflp.com

HFF, Inc. reports third quarter 2011 financial and transaction production results

PITTSBURGH, PA – HFF, Inc. (NYSE: HF) reported today its financial and production volume results for the third quarter of 2011. Based on transaction volume, HFF, Inc. (the Company), through its Operating Partnerships, Holliday Fenoglio Fowler, L.P. (HFF LP) and HFF Securities L.P. (HFF Securities and, collectively with HFF LP, the Operating Partnerships), is one of the leading and largest full-service commercial real estate financial intermediaries in the U.S. providing commercial real estate and capital markets services to both the users and providers of capital in the commercial real estate sector.

Consolidated Earnings

Third Quarter Results

The Company reported revenues of $63.9 million for the third quarter of 2011, an increase of $26.4 million, or approximately 70.5% compared to the third quarter of 2010 revenues of $37.5 million. The Company generated operating income of $13.9 million for the third quarter of 2011, an increase of $8.0 million, or approximately 135.6% compared to $5.9 million for the third quarter of 2010. This improvement in operating income is primarily attributable to the increase in production volumes and related revenue in all of the Company’s capital markets services platforms, offset by an increase in cost of services, which is directly attributable to the higher capital markets services revenues, and an increase in operating, administrative and other costs.

Interest and other income, net, totaled $3.0 million in the third quarter of 2011, an increase of $1.4 million, or approximately 85.6%, compared to $1.6 million in the third quarter of 2010. This was a result of increased income recognized on the Company’s initial recording of mortgage servicing rights as well as other income earned primarily in connection with the Company’s Freddie Mac Program Plus® Seller Servicer business.

HFF reports third quarter 2011 financial results

The Company recorded income tax expense of $2.4 million in the third quarter of 2011, compared to $3.9 million in the third quarter of 2010, a decrease of $1.5 million, or approximately 39.5%. This decrease in income tax expense is primarily the result of a $4.3 million adjustment to the deferred tax asset due to a change in the tax rate used to measure the deferred tax assets. The Company reported net income attributable to controlling interest of $10.5 million for the quarter ended September 30, 2011 (after a downwards adjustment to net income of approximately $0.5 million to reflect the impact of the noncontrolling interest of HFF Holdings LLC (Holdings) in the Operating Partnerships), compared with net income attributable to controlling interest of $4.0 million for the same period last year (after a downwards adjustment to net income of approximately $0.5 million to reflect the impact of the noncontrolling interest of Holdings in the Operating Partnerships). Net income attributable to controlling interest for the quarter ended September 30, 2011 was $0.29 per diluted share compared to $0.11 per diluted share for the third quarter of 2010, an increase of 163.6%. The effect of the adjustments for the remeasurement of the deferred tax assets and the related remeasurement of the payable under the tax receivable agreement resulted in an overall net increase to net income of approximately $0.6 million, or an estimated $0.02 per share on a fully diluted basis, for the quarter ended September 30, 2011, and an overall net decrease to net income of approximately $0.1 million, or an estimated $0.01 per share on a fully diluted basis, for the quarter ended September 30, 2010.

EBITDA (a non-GAAP measure whose reconciliation to net income attributable to controlling interest can be found within this release) was $14.5 million for the quarter ended September 30, 2011, an increase of approximately $5.2 million, or approximately 56.3%, as compared to EBITDA in the amount of $9.3 million in the third quarter of 2010. The effect of the remeasurement of the payable under the tax receivable agreement resulted in a decrease to EBITDA of approximately $3.7 million for the quarter ended September 30, 2011 and an increase to EBITDA of approximately $0.8 million for the quarter ended September 30, 2010.

Nine Month Results

The Company reported revenues of $178.7 million for the nine months ended September 30, 2011, an increase of $87.7 million, or approximately 96.3%, compared to revenues of $91.0 million during the same period in 2010. Operating income for the nine months ended September 30, 2011 was $35.0 million

HFF reports third quarter 2011 financial results

compared to operating income of $10.1 million for the nine months ended September 30, 2010, representing an increase of $24.9 million or 247.9%. This increase in operating income is attributable to the increase in production volumes and related capital markets services revenues in all of the Company’s capital markets services platforms from the prior year. Partially offsetting the increase in revenue of approximately $87.7 million is an increase in total operating expenses of approximately $62.8 million during the first nine months of 2011 compared to the same period in 2010. This increase in operating expenses is a result of the increase in cost of services of approximately $49.7 million, which is primarily due to the increase in commissions and other incentive compensation directly related to the higher capital markets services revenues and increased compensation related costs resulting from our increased headcount. Additionally, operating, administrative and other expenses (including depreciation and amortization) increased $13.0 million, which is primarily related to an increase in other performance-based accruals.

Income tax expense for the nine months ended September 30, 2011 was approximately $13.8 million, an increase of $7.9 million, or approximately 133.4%, compared to approximately $5.9 million of income tax expense for the same period in 2010. This increase is primarily due to the higher income before income taxes earned in the first nine months of 2011 compared to the comparable period in 2010, offset by a decrease in income tax expense of approximately $4.3 million as a result of an adjustment in the deferred tax asset due to a change in the tax rates used to measure the deferred tax assets. The largest component of the deferred tax assets relates to the tax basis step-up resulting from the reorganization transactions completed in 2007 in connection with the Company’s initial public offering, and the various exchange transactions with members of Holdings executed in the fourth quarter of 2009, the first and second quarters of 2010, and the first quarter of 2011. The effect of changes in the rates used to measure the deferred tax assets on income tax expense for the nine months ended September 30, 2011 and 2010 was a decrease of $4.3 million and an increase of $0.9 million, respectively. The reduction in tax expense for 2011 due to the remeasurement of the deferred tax assets resulted in a lower effective tax rate. The adjustment in tax expense and its impact on net income was partially offset by a reduction in income before income taxes of $3.7 million during the nine month period ended September 30, 2011, and an increase in income before income taxes of $0.8 million during the nine month period ended September 30, 2010, as reflected in the “(Increase) decrease in payable

HFF reports third quarter 2011 financial results

under tax receivable agreement” (as shown on the consolidated operating results before the line item “Income before income taxes”).

The Company reported net income attributable to controlling interest for the nine month period ended September 30, 2011 of $27.4 million (after a downwards adjustment to net income of $1.4 million to reflect the impact of the noncontrolling ownership interest of Holdings in the Operating Partnerships), compared with $6.6 million for the nine month period ended September 30, 2010 (after a downwards adjustment to net income of $5.6 million to reflect the impact of the noncontrolling ownership interest of Holdings in the Operating Partnerships). Net income attributable to controlling interest for the nine month period ended September 30, 2011 was $0.76 per diluted share, as compared to a net income attributable to controlling interest of $0.27 per diluted share for the same period in 2010, an increase of 181.5%. The effect of changes in the tax rates used to measure the deferred tax assets and the corresponding effect of the related remeasurement of the payable under the tax receivable agreement resulted in an overall net increase to net income of approximately $0.6 million, or an estimated $0.02 per share on a fully diluted basis, for the nine month period ended September 30, 2011 and an overall net decrease to net income of approximately $0.1 million, or an estimated $0.01 per share on a fully diluted basis, for the nine month period ended September 30, 2010.

EBITDA was $45.8 million for the nine months ended September 30, 2011, an increase of $24.8 million, or approximately 118.6%, compared to EBITDA of $20.9 million in the same period in 2010. This increase is primarily attributable to the increase in operating income as discussed above. The effect of the related remeasurement of the payable under the tax receivable agreement resulted in a decrease to EBITDA of approximately $3.7 million for the nine months ended September 30, 2011 and an increase to EBITDA of approximately $0.8 million for the nine months ended September 30, 2010.

HFF reports third quarter 2011 financial results

HFF, Inc.

Consolidated Operating Results

(dollars in thousands, except per share data)

(Unaudited)

	For the Three Months Ended Sept. 30,		For the Nine Months Ended Sept. 30,
	2011	2010	2011	2010
Revenue	$63,907	$37,490	$178,740	$91,036
Operating expenses:
Cost of services	36,259	21,100	101,780	52,058
Operating, administrative and other	12,516	9,563	38,780	26,173
Depreciation and amortization	1,191	911	3,178	2,745

Total expenses	49,966	31,574	143,738	80,976
Operating income	13,941	5,916	35,002	10,060
Interest and other income, net	3,036	1,636	11,264	7,332
Interest expense	(5)	(12)	(22)	(51)
(Increase) decrease in payable under the tax receivable agreement	(3,680)	806	(3,680)	798

Income before income taxes	13,292	8,346	42,564	18,139
Income tax expense	2,353	3,890	13,790	5,908

Net income	10,939	4,456	28,774	12,231
Net income attributable to noncontrolling interest (1)	488	467	1,417	5,620

Net income attributable to controlling interest	$10,451	$3,989	$27,357	$6,611

Earnings per share - basic	$0.29	$0.11	$0.76	$0.27
Earnings per share - diluted	$0.29	$0.11	$0.76	$0.27

EBITDA	$14,488	$9,269	$45,764	$20,935

Production Volume and Loan Servicing Summary

The reported volume data presented below (provided for informational purposes only) is unaudited and is estimated based on the Company’s internal database.

HFF reports third quarter 2011 financial results

Third Quarter Production Volume Results

	Unaudited Production Volume by Platform
	(dollars in thousands)
	For the Three Months Ended Sept 30,
By Platform	2011		2010
	Production Volume	# of Transactions	Production Volume	# of Transactions
Debt Placement	$5,398,804	171	$2,878,858	106
Investment Sales	2,690,806	66	1,919,525	44
Structured Finance	619,829	21	110,436	14
Loan Sales	1,333,481	9	218,369	11

Total Transaction Volume	$10,042,920	267	$5,127,188	175

Average Transaction Size	$37,614		$29,298

	Fund/Loan Balance	# of Loans	Fund/Loan Balance	# of Loans
Private Equity Discretionary Funds	$2,080,500		$1,507,500
Loan Servicing Portfolio Balance	$26,013,262	2,095	$25,015,573	2,023

Beginning in 2008 and continuing into the first quarter of 2010, the U.S. commercial real estate sector experienced a significant downturn in the number of transactions relative to prior periods from 2001 through 2007 due to adverse conditions in the global economies and capital markets and in particular in the U.S., where the Company operates. While the Company experienced a significant increase in transaction volumes during the third quarter and the first nine months of 2011 compared to the same periods in 2010, we believe that current global and domestic economic and uneven capital market conditions have continued to negatively impact the Company’s production volumes relative to its historic production volumes in periods prior to 2008.

The Company reported production volumes for the third quarter of 2011 totaling approximately $10.0 billion on 267 transactions, representing an increase in production volumes of approximately 95.9% and an increase of approximately 52.6% in the number of transactions when compared to third quarter of 2010 production of approximately $5.1 billion on 175 transactions. The average transaction size for the third quarter of 2011 was $37.6 million, approximately 28.4% higher than the comparable figure of approximately $29.3 million for the third quarter of 2010. It should be noted that there was one unusually large loan sale during the third quarter of 2011 and an unusually large investment sale and related debt placement transaction which closed during the third quarter of 2010. If we would adjust the production volumes to

HFF reports third quarter 2011 financial results

exclude these transactions, the Company’s production volume would have still increased by approximately 116.4% and the Company’s average transaction size for the quarter would have been approximately $33.4 million, or approximately 41.8%, higher than the adjusted third quarter of 2010 average transaction size.

•	Debt Placement production volume was approximately $5.4 billion in the third quarter of 2011, representing an increase of 87.5% from third quarter of 2010 volume of approximately $2.9 billion.

•	Investment Sales production volume was approximately $2.7 billion in the third quarter of 2011, representing an increase of 40.2% from third quarter of 2010 volume of approximately $1.9 billion.

•	Structured Finance production volume was approximately $619.8 million in the third quarter of 2011, an increase of 461.3% from the third quarter of 2010 volume of approximately $110.4 million.

•	Loan Sales production volume was approximately $1.3 billion for the third quarter 2011, an increase of 510.7% over the third quarter of 2010 volume of $218.4 million.

•

At the end of the third quarter of 2011, the amount of active private equity discretionary fund transactions on which HFF Securities has been engaged and may recognize additional future revenue was approximately $2.1 billion compared to approximately $1.5 billion at the end of the third quarter of 2010, representing a 38.0% increase.

•

The principal balance of HFF’s Loan Servicing portfolio increased to more than $26.0 billion at the end of the third quarter of 2011 from $25.0 billion at the end of the third quarter of 2010, representing an increase of approximately 4.0%.

HFF reports third quarter 2011 financial results

Nine Month Production Volume Results

	Unaudited Production Volume by Platform
	(dollars in thousands)
	For the Nine Months Ended Sept 30,
By Platform	2011		2010
	Production Volume	# of Transactions	Production Volume	# of Transactions
Debt Placement	$14,166,117	477	$6,792,561	262
Investment Sales	8,136,668	222	5,702,241	114
Structured Finance	940,457	41	188,173	29
Loan Sales	2,135,544	35	583,174	23

Total Transaction Volume	$25,378,786	775	$13,266,149	428

Average Transaction Size	$32,747		$30,996

	Fund/Loan Balance	# of Loans	Fund/Loan Balance	# of Loans
Private Equity Discretionary Funds	$2,080,500		$1,507,500
Loan Servicing Portfolio Balance	$26,013,262	2,095	$25,015,573	2,023

Production volumes for the nine months ended September 30, 2011 totaled approximately $25.4 billion on 775 transactions, representing a 91.3% increase in production volume and an 81.1% increase in the number of transactions when compared to the production volumes of approximately $13.3 billion on 428 transactions for the comparable period in 2010. The average transaction size for the nine months ended September 30, 2011 was $32.7 million, representing a 5.6% increase from the comparable figure of $31.0 million in the first nine months of 2010. It should be noted that there was one unusually large loan sale during the first nine months of 2011 and two unusually large investment sale and related debt placement transactions which closed during the first nine months of 2010. If we would adjust the production volumes to exclude these transactions, the Company’s production volume would have still increased by approximately 138.8% and the Company’s average transaction size for the first nine months of 2011 would have been approximately $31.3 million, or approximately 31.9%, higher than the adjusted first nine months of 2010 average transaction size.

Business Comments

HFF’s total employment was 488 as of September 30, 2011, which represents a net increase of 68 associates, or approximately 16.2% from the total employment of 420 as of September 30, 2010, and a net

HFF reports third quarter 2011 financial results

increase of 27 associates, or approximately 5.9% from the June 30, 2011 employment total of 461. The Company continued to take advantage of strategic opportunities to continue to serve its clients and grow its market share as evidenced by the increase in employment during the first nine months of 2011 with the strategic addition of new investment sales teams located in each of our San Francisco and Los Angeles, CA offices, a new debt team in our Washington, DC office, the opening of two new office locations in Austin, TX and Tampa, FL, and the organic growth and/or individual recruitment of several producers. The total number of producers as of September 30, 2011 was 187 compared to 170 at September 30, 2010 and 171 at December 31, 2010.

“Due primarily to the continuing and unprecedented quantitative easing by the U.S. Federal Reserve, we have seen continuous improvement in most of the core sectors of the U.S. commercial real estate capital markets during the past seven quarters, especially in the public markets; however, over the past 60 days we have witnessed select pricing headwinds for certain of the more risky transitional assets in both the public and private markets. Generally, these improved conditions coupled with a slowly-improving economy have benefited certain sectors of the private debt and equity markets for select commercial real estate transactions, especially core properties in the major tier one markets and distressed commercial real estate assets in select major markets, when compared to the transaction environment in 2009 and in the first nine months of 2010. As evidenced by our total transaction activity in both the third quarter and first nine months of 2011 compared to the transaction activity in the comparable periods in 2010, we believe we continued to grow our market share and expand our EBITDA margins, even with the additional cost associated with our head count growth of 68 associates compared to the same period in 2010. Our strong performance during the quarter and the first nine months of 2011 further strengthened an already strong balance sheet and grew our cash position just as we have consistently done since the second quarter of 2009,” said John H. Pelusi, Jr., HFF, Inc.’s chief executive officer.

“As we have repeatedly stated over the past several quarters, there remain a number of headwinds that have the potential to negatively impact the improving conditions in the economy, the capital markets and the commercial real estate markets, especially in the U.S., as we have recently seen over the past 60 days for select transitional assets in the public and private markets. Global issues such as the Eurozone’s continuing

HFF reports third quarter 2011 financial results

inability to solve its collective sovereign debt crisis and the related tier one capital issues in the majority of the European banks, not to mention the U.S.’s own sovereign debt concerns coupled with serious budget issues at the federal, state and local levels as well as the stubbornly high unemployment levels, the still lingering issues facing Japan due to the earthquake and tsunami and the continued unrest in the Middle East are headwinds that, individually or collectively, have the potential to derail the slowly improving economic and capital market conditions. Generally speaking, the U.S. commercial real estate property level fundamentals, while continuing to improve in select tier one markets and in select property types such as multi-housing and hospitality, remain challenged. Given that property level fundamentals have historically lagged the U.S. economy, we expect them to remain challenged for select property types, especially in secondary and tertiary markets throughout the remainder of 2011 and likely well into 2012. These aforesaid headwinds have the potential to adversely impact transaction volumes relative to past historical norms in the U.S.,” said Mr. Pelusi.

“As evidenced by our performance over the past eight quarters where we have been able to increase our year-over-year revenues, operating income, EBITDA, EPS as well as further strengthen our balance sheet and cash position, we believe we remain very well positioned to continue to grow our market share and/or weather these headwinds if they materialize due to our demonstrated disciplined approach to managing our business, our experienced transaction professionals, our very strong balance sheet and our continually improving competitive position in the market,” said Mr. Pelusi.

“Finally, we believe our 187 transaction professionals, who have an average tenure of 17.4 years in the commercial real estate industry, coupled with our enhanced disciplined market and management oversight, will enable us to continue to assist our clients to navigate these ever changing and inefficient capital markets conditions to profitably take advantage of all opportunities created in times such as these. We remain grateful to our clients who continue to show their confidence in our ability to create and execute winning strategies and solutions for them. We would like to also thank our associates who continue to demonstrate their ability to quickly adapt, innovate and share their collective knowledge from each transaction to provide superior value-added services to our clients,” added Mr. Pelusi.

Non-GAAP Financial Measures

HFF reports third quarter 2011 financial results

This earnings press release contains a non-GAAP measure, EBITDA, which as calculated by the Company is not necessarily comparable to similarly titled measures reported by other companies. Additionally, EBITDA is not a measurement of financial performance or liquidity under GAAP and should not be considered as an alternative to the Company’s other financial information determined under GAAP. For a description of the Company’s use of EBITDA and a reconciliation of EBITDA with net income attributable to controlling interest, see the section of this press release titled “EBITDA Reconciliation.”

Earnings Conference Call

The Company’s management will hold a conference call to discuss third quarter of 2011 financial results on Tuesday, November 1st, at 8:30 a.m. Eastern Time. To listen, participants should dial 866-804-6929 in the U.S. and 857-350-1675 for international callers approximately 10 minutes prior to the start of the call and enter participant code 29274787. A replay will become available after 11:30 a.m. Eastern Time on November 1st and will continue through December 1, 2011, by dialing 888-286-8010 (U.S. callers) and 617-801-6888 (international callers) and entering participant code 67214700.

The live broadcast of the Company’s quarterly conference call will be available online on its website at www.hfflp.com on Tuesday, November 1st, beginning at 8:30 a.m. Eastern Time. The broadcast will be available on the Company’s website for one month. Related presentation materials will be posted to the “Investor Relations” section of the Company’s website prior to the call. The presentation materials will be available in Adobe Acrobat format.

About HFF, Inc.

Through its subsidiaries, Holliday Fenoglio Fowler, L.P. and HFF Securities L.P., the Company operates out of 19 offices nationwide and is one of the leading providers of commercial real estate and capital markets services, by transaction volume, to the U.S. commercial real estate industry. The Company offers clients a fully integrated national capital markets platform including debt placement, investment sales, structured finance, private equity, investment banking and advisory services, loan sales and commercial loan servicing.

Certain statements in this earnings press release are “forward-looking statements” within the meaning of the federal securities laws. Statements about our beliefs and expectations and statements containing the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend” and similar expressions constitute forward-looking statements. These forward-looking

HFF reports third quarter 2011 financial results

statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested in forward-looking statements in this earnings press release. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Any forward-looking statements speak only as of the date of this earnings press release and, except to the extent required by applicable securities laws, the Company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events. If the Company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements. Factors that could cause results to differ materially include, but are not limited to: (1) general economic conditions and commercial real estate market conditions, including the current conditions in the global markets and, in particular, the U.S. debt markets; (2) the Company’s ability to retain and attract transaction professionals; (3) the Company’s ability to retain its business philosophy and partnership culture; (4) competitive pressures; (5) the Company’s ability to integrate and sustain its growth; and (6) other factors discussed in our public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K.

Additional information concerning factors that may influence HFF, Inc.’s financial information is discussed under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Quantitative and Qualitative Disclosures About Market Risk” and “Forward-Looking Statements” in the Company’s most recent Annual Report on Form 10-K, as well as in the Company’s press releases and other periodic filings with the Securities and Exchange Commission. Such information and filings are available publicly and may be obtained from the Company’s web site at www.hfflp.com or upon request from the HFF, Inc. Investor Relations Department at investorrelations@hfflp.com.

HFF reports third quarter 2011 financial results

HFF, Inc.

Consolidated Balance Sheets (1)

(dollars in thousands)

(Unaudited)

	September 30, 2011	December 31, 2010
ASSETS
Cash, cash equivalents and restricted cash	$115,825	$73,419
Accounts receivable, receivable from affiliate and prepaids	6,442	2,397
Mortgage notes receivable	98,630	74,594
Property, plant and equipment, net	4,551	3,558
Deferred tax asset, net (2)	158,138	164,253
Intangible assets, net	15,682	14,225
Other noncurrent assets	1,383	704

Total assets	$400,651	$333,150

LIABILITIES AND STOCKHOLDERS’ EQUITY
Warehouse line of credit	$98,630	$74,594
Accrued compensation, accounts payable and other current liabilities	31,002	18,605
Long-term debt (includes current portion)	348	304
Deferred rent credit and other liabilities	3,986	2,897
Payable under the tax receivable agreement (2)	149,712	147,067

Total liabilities	283,678	243,467
Class A Common Stock, par value $0.01 per share, 175,000,000 shares authorized, 35,958,521 and 34,829,382 shares outstanding, respectively	360	348
Class B Common Stock, par value $0.01 per share, 1 share authorized, 1 share issued and outstanding	—	—
Additional paid in capital (2)	63,819	62,485
Treasury stock	(490)	(396)
Retained earnings	50,252	22,895

Total parent stockholders’ equity	113,941	85,332
Noncontrolling interest (2)	3,032	4,351

Total equity	116,973	89,683

Total liabilities and stockholders’ equity	$400,651	$333,150

Notes

(1)

The noncontrolling interest adjustment on the consolidated financial statements of HFF, Inc. relates to the ownership interest of Holdings in the Operating Partnerships as a result of the initial public offering and after giving effect to the Operating Partnerships units held by Holdings that have been subsequently exchanged for shares of Class A common stock of HFF, Inc. As the sole stockholder of Holliday GP (the sole general partner of the Operating Partnerships), the Company operates and controls all of the business and affairs of the Operating Partnerships. The Company consolidates the financial results of the Operating Partnerships, and the ownership interest of Holdings in the Operating Partnerships is

HFF reports third quarter 2011 financial results

reflected as a noncontrolling interest in HFF, Inc.’s consolidated financial statements. The noncontrolling interest presented in the Company’s Consolidated Operating Results is calculated based on the income from the Operating Partnerships.
(2)	During the nine months ending September 30, 2011, Holdings exercised its exchange right under the Company’s amended and restated certificate of incorporation and exchanged 1,113,691 units in each of the Operating Partnerships for 1,113,691 shares of HFF, Inc.’s Class A common stock. As in the past, the Company intends to make an election under Section 754 of the Internal Revenue Code which allows for the step-up in basis of the Operating Partnerships assets to fair market value at the time of the exchanges. As a result of this increase in tax basis, the Company is entitled to additional future tax benefits of approximately $6.3 million and has recorded this amount as a deferred tax asset on its consolidated balance sheet. The Company is obligated, however, pursuant to its tax receivable agreement with Holdings, to pay to Holdings 85% of the amount of cash savings, if any, in U.S. federal, state and local taxes that the Company actually realizes as a result of the increases in tax basis and as a result of certain other tax benefits arising from the Company entering into the tax receivable agreement and making payments under that agreement. Therefore, the Company increased its payable under the tax receivable agreement by approximately $5.4 million. Additionally, due to the exchange transactions that occurred during the nine month period ended September 30, 2011, the Company acquired an additional 3.0% in the Operating Partnerships and therefore the Company increased its Class A common stock at par value by $12,000 and increased its additional paid in capital by $2.3 million while decreasing the noncontrolling interest by $2.3 million to reflect the ownership change. As of September 30, 2011, the Company owned 97.2% of the Operating Partnerships.

EBITDA Reconciliation

The Company defines EBITDA as net income attributable to controlling interest before interest expense, income taxes, depreciation and amortization and income reported to the noncontrolling interest. The Company uses EBITDA in its business operations to, among other things, evaluate the performance of its business, develop budgets and measure its performance against those budgets. The Company also

HFF reports third quarter 2011 financial results

believes that analysts and investors use EBITDA as a supplemental measure to evaluate its overall operating performance. However, EBITDA has material limitations as an analytical tool and should not be considered in isolation, or as a substitute for analysis of the Company’s results as reported under GAAP. The Company finds EBITDA as a useful tool to assist in evaluating performance because it eliminates items related to capital structure and taxes. Note that the Company classifies the interest expense on its warehouse lines of credit as an operating expense and, accordingly, it is not eliminated from net income attributable to controlling interest in determining EBITDA. In addition, note that the Company includes in net income attributable to controlling interest the income upon the initial recognition of mortgage servicing rights and, accordingly, it is included in net income attributable to controlling interest in determining EBITDA. The items that the Company has eliminated from net income attributable to controlling interest in determining EBITDA are interest expense, income taxes, depreciation of fixed assets and amortization of intangible assets and net income attributable to noncontrolling interest. Some of these eliminated items are significant to the Company’s business. For example, (i) interest expense is a necessary element of the Company’s costs and ability to generate revenue because it incurs interest expense related to any outstanding indebtedness, (ii) payment of income taxes is a necessary element of the Company’s costs and (iii) depreciation and amortization are necessary elements of the Company’s costs. Any measure that eliminates components of the Company’s capital structure and costs associated with carrying significant amounts of fixed assets on its balance sheet has material limitations as a performance measure. In light of the foregoing limitations, the Company does not rely solely on EBITDA as a performance measure and also considers its GAAP results. EBITDA is not a measurement of the Company’s financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other measures derived in accordance with GAAP. Because EBITDA is not calculated in the same manner by all companies, it may not be comparable to other similarly titled measures used by other companies.

Set forth below is an unaudited reconciliation of consolidated net income attributable to controlling interest to EBITDA for the Company for the three and nine months ended September 30, 2011 and 2010:

HFF reports third quarter 2011 financial results

EBITDA for the Company is calculated as follows:

(dollars in thousands)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2011	2010	2011	2010
Net income attributable to controlling interest	$10,451	$3,989	$27,357	$6,611
Add:
Interest expense	5	12	22	51
Income tax expense	2,353	3,890	13,790	5,908
Depreciation and amortization	1,191	911	3,178	2,745
Net income attributable to noncontrolling interest	488	467	1,417	5,620

EBITDA	$14,488	$9,269	$45,764	$20,935

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